                                                                      Exhibit 11

                ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1997       1996       1997       1996
                                                                        ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)           (UNAUDITED)

Net Income............................................................  $  24,631  $  15,946  $  66,761  $  43,409
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Weighted Average Number Of Shares Outstanding:
  Primary:
    Common stock......................................................     90,860     88,700     90,516     87,830
    Common stock equivalents--
      Stock options (A)...............................................      3,356      3,267      3,241      3,310
                                                                        ---------  ---------  ---------  ---------
    Primary shares outstanding........................................     94,216     91,967     93,757     91,140
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Fully Diluted:
    Common stock......................................................     90,860     88,700     90,516     87,830
    Common stock equivalents--
      Stock options (A)...............................................      3,516      3,505      3,803      3,754
                                                                        ---------  ---------  ---------  ---------
    Fully diluted shares outstanding..................................     94,376     92,205     94,319     91,584
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Net Income Per Share:
  Primary.............................................................  $     .26  $     .17  $     .71  $     .48
  Fully diluted.......................................................  $     .26  $     .17  $     .71  $     .47

------------------------

(A) The treasury stock method was used to determine the weighted average number of shares of common stock equivalents outstanding during the periods.

  All share and per share amounts have been restated to retroactively reflect the three-for-two stock split effected in the form of a stock dividend in
                                September 1997.